$5,000,000

                            SECURED CREDIT AGREEMENT

                                 BY AND BETWEEN


                         CYCLE COUNTRY ACCESSORIES CORP.
                               A NEVADA CORPORATION


                      CYCLE COUNTRY ACCESSORIES CORPORATION
                              AN IOWA CORPORATION

                                   AS BORROWERS


                                      AND


                        BANK MIDWEST, MINNESOTA IOWA, N.A.

                                   AS LENDER


                            DATED AS OF AUGUST 21, 2001

                                TABLE OF CONTENTS

SECTION 1.  THE CREDITS.                                            1

Section 1.1.  Revolving Credit.                                     1
Section 1.2.  Revolving Credit Loans.                               1
Section 1.3.  Term Loan.                                            2
Section 1.4.  Manner and Disbursement of Borrowing.                 2

SECTION 2.  INTEREST ON LOANS AND CHANGE IN CIRCUMSTANCE.           3

Section 2.1.  Interest Rate.                                        3
Section 2.2.  Computation of Interest.                              3
Section 2.3.  Change in Capital Adequacy Requirements.              3

SECTION 3.  FEES, PREPAYMENTS AND PAYMENTS                          4

Section 3.1.  Closing Fee.                                          4
Section 3.2.  Mandatory Prepayments; Borrowing Base Deficiency.     4
Section 3.3.  Mandatory Repayments; Working Capital Deficiency.     4
Section 3.4.  Mandatory Prepayment; Warrant Proceeds.               4
Section 3.5.  Voluntary Prepayments.                                4
Section 3.6.  Place and Application of Payments and Collections.    4
Section 3.7.  Notations.                                            5
Section 3.8  Advances to Protect Security Property.                 5

SECTION 4.  DEFINITIONS, INTERPRETATION.                            6

Section 4.1.  Definitions.                                          6
Section 4.2.  Interpretation.                                      13

SECTION 5.  SECURITY                                               14

Section 5.1.  Security Agreement.                                  14
Section 5.2.  Mortgage.                                            14
Section 5.5.  Priority Liens.                                      14
Section 5.6.  Cross-Default and Cross-Collateralization.           15

SECTION 6.  REPRESENTATIONS AND WARRANTIES.                        15

Section 6.1.  Obligation and Qualification; Merger of
Okoboji Industries..                                               15
Section 6.2.  Subsidiaries.                                        15
Section 6.3.  Margin Stock.                                        15
Section 6.4.  Financial Reports.                                   16
Section 6.5.  No Material Adverse Change.                          16
Section 6.6.  Enforceability.                                      16

Section 6.7.  Full Disclosure.                                     16
Section 6.8.  Litigation.                                          16
Section 6.9.  Tax Returns.                                         17
Section 6.10.  Approvals.                                          17
Section 6.11.  Good Title.                                         17
Section 6.12.  Affiliates.                                         17
Section 6.13.  ERISA.                                              17
Section 6.14.  Compliance with Laws.                               17
Section 6.15.  Other Agreements.                                   18
Section 6.16.  No Default.                                         18
Section 6.17.  Investment Borrowers Act.                           18
Section 6.18.  Environmental Laws.                                 18
Section 6.19.  Solvency.                                           19
Section 6.20.  Stock Purchase Agreement; Offer to Buy.             19
Section 6.21.  Trademarkes, Franchises, and Licenses.              19
Section 6.22  Governmental Authority and Licensing.                20

SECTION 7.  CONDITIONS PRECEDENT.                                  20

Section 7.1.  All Advances.                                        20
Section 7.2.  Initial Advance.                                     21
Section 7.3.  Post Closing Deliveries.                             23

SECTION 8.  COVENANTS.                                             23
Section 8.1.  Existence, Etc.                                      23
Section 8.2.  Maintenance of Properties.                           23
Section 8.3.  Taxes and Assessments.                               23
Section 8.4.  Insurance.                                           24
Section 8.5.  Financial Reports.                                   24
Section 8.6.  Inspection and Field Audit.                          25
Section 8.7.  Term Debt Coverage Ratio.                            26
Section 8.8.  Maximum Leverage Ratio.                              26
8.9  Working Capital.                                              26
8.10.  Capital Expenditures.                                       26
8.11  Indebtedness for Borrowed Money.                             26
Section 8.12.  Liens.                                              27
Section 8.13.  Investments, Acquisitions, Loans,
Advances and Guaranties.                                           28
Section 8.14.  Sales and Leasebacks.                               28
Section 8.15.  Dividends and Other Restricted Payments.            28
Section 8.16.  Mergers, Consolidations and Sales.                  29
Section 8.17.  ERISA.                                              29
Section 8.18.  Burdensome Contracts With Affiliates.               29
Section 8.19.  No Changes in Fiscal Year.                          29
Section 8.20.  Formation of Subsidiaries.                          29
Section 8.21.  Compliance with Laws.                               30

Section 8.22.  Amendment to Articles of Incorporation and Bylaws.  30
Section 8.23.  Use of Proceeds.                                    30
Section 8.24.  Eligible Accounts and Eligible Inventory.           30
Section 8.25.  Bank Accounts.                                      31
Section 8.26.  Subordinated Debt.                                  31

SECTION 9.  EVENTS OF DEFAULT AND REMEDIES                         31
Section 9.1.  Events of Default.                                   31
Section 9.2.  Non-Bankruptcy Default Remedies.                     33
Section 9.3.  Bankruptcy Default Remedies.                         33

SECTION 10.  MISCELLANEOUS.                                        33
Section 10.1.  Holidays.                                           33
Section 10.2.  No Waiver, Cumulative Remedies.                     34
Section 10.3.  Waivers, Modifications and Amendments.              34
Section 10.4.  Costs and Expenses.                                 34
Section 10.5.  Documentary Taxes.                                  34
Section 10.6.  Survival of Representations.                        34
Section 10.7.  Survival of Indemnities.                            35
Section 10.8.  Notices.                                            35
Section 10.9.  Headings.                                           36
Section 10.10.  Severability of Provisions.                        36
Section 10.11.  Counterparts.                                      36
Section 10.12.  Set-off.                                           36
Section 10.13.  Binding Nature, Governing Law, Etc.                36
Section 10.14.  Entire Understanding.                              37
Section 10.15.   Participation.                                    37
Section 10.16.  Confidentiality.                                   37
Section 10.17.  Waiver of Jury Trial.                              37
Section 10.18.  Joint and Several Liability of Borrowers.          37

                           SECURED CREDIT AGREEMENT

     THIS SECURED CREDIT AGREEMENT (the "Agreement") is made and entered into as of August 21, 2001 by and among Cycle Country Accessories Corporation, an Iowa corporation ("Cycle Country Iowa"), Cycle Country Accessories Corp., a Nevada corporation ("Cycle Country Nevada") and Bank Midwest, Minnesota Iowa, N.A., a national banking association ("Lender"). Cycle Country Iowa and Cycle Country Nevada shall be referred to herein individual as "Borrower" and collectively as "Borrowers".

RECITALS:

     The Borrowers have requested, and the Lender has agreed to make available to the Borrowers certain credit facilities on the terms, subject to the conditions and on the basis of the representations and warranties set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and the extension of credit set forth herein, and subject to the satisfactory fulfillment of all conditions precedent to the borrowing, the parties hereto agree as follows:

SECTION 1.  THE CREDITS.
------------------------

Section 1.1.  Revolving Credit.

Subject to the terms and conditions hereof, the Lender agrees to extend a revolving credit (the "Revolving Credit") to the Borrowers which may be availed of by the Borrowers from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitments of the Lender to extend credit under the Revolving Credit shall expire. The maximum amount of Revolving Credit which Lender agrees to extend to the Cycle Country Iowa shall not exceed the lesser of (i) $500,000 ("Revolving Credit Commitment"), or (ii) the Borrowing Base as determined based on the most recent Borrowing Base Certificate. During the period from and including the date hereof to but not including the Termination Date, the Cycle Country Iowa may use the Revolving Credit Commitment by borrowing, repaying and reborrowing Revolving Credit Loans in whole or in part.

Section 1.2.  Revolving Credit Loans.

Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrowers in the form of loans (individually a "Revolving Credit Loan" and collectively the "Revolving Credit Loans") to Cycle Country Iowa, as the operating company. Each Revolving Credit Loan shall be in a minimum amount of $10,000. Each advance made by Lender of a Revolving Credit Loan shall be made against and evidenced by the Revolving Credit Note of the Borrowers in the form (with appropriate insertions) attached hereto as Exhibit A ("Revolving Credit Note") payable to the order of Lender in the principal amount of the Revolving Credit Commitment. The Revolving Credit Note shall be dated the date of issuance thereof, bear interest as set forth in
Section 2 hereof, and mature on the Termination Date. Interest on the Revolving Credit Note shall be payable monthly on the 25th day of each month (commencing September 25, 2001) and at maturity of the Revolving

Credit Note (whether by lapse of time, acceleration or otherwise). Interest after maturity shall be due and payable upon demand. Without regard to the principal amount of Revolving Credit Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrowers on account of the Revolving Credit Note shall be the sum of all advances theretofore made under this Section less all payments of principal actually received.

Section 1.3.  Term Loan.

Subject to the terms and conditions hereof, Lender agrees to extend a term loan (the "Term Loan") to the Borrowers in the principal amount of $4,500,000. The Term Loan shall be made against and evidenced by the Term Loan Note of the Borrowers substantially in the form (with appropriate insertions) attached hereto as Exhibit B ("Term Note") payable to the order of Lender in the principal amount of $4,500,000. The Term Note shall be dated the date of issuance thereof, bear interest as set forth in Section 2 hereof, and be payable as follows:

(a)	equal monthly installments of principal and interest of $90,155.12 shall be due and payable commencing on September 25, 2001, and on the 25th day of each month thereafter, to and including July 25, 2006,

(b)	the entire unpaid principal balance of the Term Loan and any unpaid interest thereon shall be due and payable in full on August 25, 2006, the final maturity of the Term Loan. Interest after maturity shall be due and payable upon demand.

All repayments on the Term Note shall be applied first to interest owing thereunder and the balance, if any, to the reduction of principal. The monthly payment amount shall not be effected by changes in the Prime Rate, but such changes will effect the final payment due at maturity (whether by lapse of time, acceleration, or otherwise). The proceeds of the Term Note shall be used for purposes of the financing the Acquisition. Principal payments made by the Borrowers on the Term Loan may not be reborrowed.

Section 1.4.  Manner and Disbursement of Borrowing.

The Borrowers shall give written or telephonic notice to the Lender (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 1:00 p.m. (Okoboji time) on the date the Borrowers requests that any Revolving Credit Loan be made to it under the Revolving Credit Commitment. Each such notice shall specify the date of the Revolving Credit Loan requested (which shall be a Business Day) and the amount of such Revolving Credit Loan. The Borrowers agrees that the Lender may rely upon any written or telephonic notice given by any person the Lender in good faith believes is an Authorized Representative without the necessity of independent investigation and in the event any telephonic notice conflicts with any written confirmation, such notice shall govern if the Lender has acted in reliance thereon. Not later than 2:30 p.m. (Okoboji time) on the date specified for any Loan to be made by the Lender hereunder, subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available to Cycle Country Iowa at the principal office of the Lender in Okoboji, Iowa, in immediately available funds.

SECTION 2.  INTEREST ON LOANS AND CHANGE IN CIRCUMSTANCE.
---------------------------------------------------------

Section 2.1.  Interest Rate.

The Revolving Credit Loans shall bear interest (which the Borrowers jointly and severally promise to pay at the times herein provided) at the rate per annum equal to the Prime Rate as in effect from time to time plus one and one-quarter of one percent (1.25%) per annum; provided that if the Revolving Credit Loans or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Revolving Credit Loans shall bear interest (which the Borrowers jointly and severally promise to pay at the times herein provided), whether before or after judgment, until payment in full thereof at the rate per annum determined by adding two percent (2%) per annum to the interest rate which would otherwise be applicable thereto from time to time.

The Term Loan shall bear interest (which the Borrowers jointly and severally promise to pay at the times herein provided) at the rate per annum equal to the Prime Rate as in effect from time to time plus three-quarters of one percent (0.75%) per annum; provided that the interest rate on the Term Loan shall not at any time: (i) except if not paid when due, exceed nine percent (9%) per annum, or (iii) be less than six percent (6%) per annum. If the Term Loan or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) the Term Loan shall bear interest (which the Borrowers jointly and severally promise to pay at the times herein provided), whether before or after judgment, until payment in full thereof at the rate per annum determined by adding two percent (2%) per annum to the interest rate which would otherwise be applicable thereto from time to time; provided further, that in no event would such rate of interest exceed eleven percent (11%) per annum nor be less than eight percent (8%) per annum.

Any change in the interest rate on the Notes resulting from a change in the Prime Rate shall be effective as of the date of the relevant change in the Prime Rate. Lender shall not be obligated to give notice to the Borrowers of any change in the Prime Rate.

Section 2.2.  Computation of Interest.

All interest on the Notes shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

Section 2.3.  Change in Capital Adequacy Requirements.

If the Lender shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any of its branches or any corporation having control of the Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to liquidity and capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within fifteen (15) days after demand by the Lender, the Borrowers shall pay to the Lender such additional amount or amounts reasonably determined by the Lender as will compensate the Lender for the reduction.

SECTION 3.  FEES, PREPAYMENTS AND PAYMENTS
------------------------------------------

Section 3.1.  Closing Fee.

On the date of this Agreement, the Borrowers shall pay to the Lender a closing fee of $25,000.

Section 3.2.  Mandatory Prepayments; Borrowing Base Deficiency.

In the event that the outstanding principal amount of the Revolving Credit Note shall at any time and for any reason exceed the Borrowing Base as then determined and computed, the Borrowers shall pay over the amount of the excess to the Lender immediately upon becoming aware that an excess exists as and for a mandatory prepayment on the Revolving Credit Note.

Section 3.3.  Mandatory Repayments; Working Capital Deficiency.

In the event the Borrowers shall as at the end of any fiscal quarter for any reason fail to satisfy its covenant in Section 8.9 to maintain minimum Working Capital of at least $1,900,000, then in such event the Borrowers shall not later than thirty (30) days thereafter cure such Event of Default by prepaying the Term Loan by an amount equal to such deficiency as and for a mandatory prepayment on the Term Note.

Section 3.4.  Mandatory Prepayment; Warrant Proceeds.

In the event warrant holders shall exercise their rights pursuant to the Warrants and shall purchase additional capital stock of the Borrowers in accordance with the Warrants, the Borrowers agrees to apply all proceeds thereof to prepay the Term Loan as and for a mandatory prepayment on the Term Note. In the event the proceeds exceed the unpaid balance of the Term Loan, the excess amount shall become general funds for Borrowers' operations.

Section 3.5.  Voluntary Prepayments.

The Borrowers shall have the privilege of prepaying, and in whole or in part (but, if in part, then in an amount not less than $10,000) either of the Notes at any time upon notice to the Lender prior to 1:00 p.m. (Okoboji time) on the date fixed for prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment.

Section 3.6.  Place and Application of Payments and Collections.

All payments of principal, interest, and all other Obligations payable hereunder shall be made to the Lender at its principal office in Okoboji, Iowa no later than 1:00 p.m. (Okoboji time) on the date any such payment is due and payable. Payments received by the Lender after 1:00 p.m. shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed or measured by the net income of the Lender). All prepayments (whether voluntary or required) applicable to the Term Note shall be applied to the installments in their inverse order of maturity. No amount paid or prepaid on Term Loans may be reborrowed. Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the indebtedness evidenced by the Notes shall be applied as follows:

     (a) first, to the payment of any outstanding costs and expenses incurred by the Lender in protecting, preserving or enforcing rights under this Agreement, the Security Documents, or the Notes and in any event including all costs and expenses of a character which the Borrowers has agreed to pay under Section 10.4 hereof;

     (b) second, to the payment of any outstanding interest or other fees or amounts due under the Notes or this Agreement;

     (c) third, to the payment of the principal of the Notes;

     (d) fourth, to the Lender in accord with the amounts of any other indebtedness, obligations or liabilities of the Borrowers owing to it unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied; and

     (e) fifth, to the Borrowers or whoever may be lawfully entitled thereto.

Section 3.7.  Notations.

All advances made against the Notes and the rates of interest applicable to such Notes shall be recorded by the Lender on its books or, at its option in any instance, endorsed on the reverse side of the applicable Notes and the unpaid principal balances and rates so recorded or endorsed by the Lender shall be prima facie evidence in any court or other proceeding brought to enforce such Notes of the principal amount remaining unpaid thereon and the interest rates applicable thereto. Prior to any negotiation of any Note, the Lender shall endorse thereon the unpaid principal balance.

Section 3.8  Advances to Protect Security Property.

In the event the Borrowers shall fail to provide adequate insurance, pay taxes or pay any other charges which may affect the Security Property in violation of the terms of the Loan Documents, the Lender may, at its option, without notice, but without any obligation or liability to do so, procure each insurance, pay taxes or pay any other charges and the amount of such advances made by the Lender shall be due and payable upon demand. In the event the Borrowers shall fail to reimburse the Lender for such advances within five (5) Business Days of demand, Lender may, at its option, add the amount of such advances to the principal balance of the Revolving Credit Note and such amount shall then bear interest until payment in full at a rate per annum equal to the Prime Rate as in effect from time to time plus two percent (2%).
                                       5

SECTION 4.  DEFINITIONS, INTERPRETATION.
----------------------------------------

Section 4.1.  Definitions.

The following terms when used herein shall have the following meanings:

"Acquisition" means the acquisition and redemption by Cycle Country Iowa of substantially all of its outstanding shares and the subsequent exchange of its remaining shares for Cycle Country Nevada shares pursuant to the Stock Purchase Agreement, and the acquisition by Cycle Country Iowa of the Acquired Real Property pursuant to the Offer to Buy.

"Acquired Real Property" means the real estate, on which Cycle Country Iowa conducts its business, to be acquired from Jimmy D. Danbom and Janice K. Danbom pursuant to the Offer to Buy.

"Affiliate" means any Person, directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities' common directors, trustees or officers, by contract or otherwise.

"Agreement" means this Secured Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

"Authorized Representative" means those persons shown on the list of officers provided by the Borrowers pursuant to Section 7.2. hereof, or on any update of any such list provided by the Borrowers to the Lender, or any further or different officer of the Borrowers so named by any Authorized Representative of the Borrowers in a written notice to the Lender.

"Borrowing Base" means, as of any time the same as to be determined, the sum at such time of:

     (a)     80% of the then outstanding unpaid balance of Eligible
     Accounts, and

     (b)	35% of the Loan Value of Eligible Inventory.

"Borrowing Base Certificate" means the Certificate in the form of Exhibit C hereto, or in such other form acceptable to the Lender, to be delivered to the Lender pursuant to Section 7.2 and 8.5 hereof.

"Borrower" and Borrowers" is defined in the introductory paragraph hereof.

"Business Day" means a day (other than a Saturday or Sunday) on which neither the Lender is authorized or required to close.

"Capital Expenditures" means with respect for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liabilities" by the Borrowers during that period during which, in accordance with GAAP, are or should be included as "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of the Borrowers.

"Capital Lease" means at any date any lease of Property, which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

"Capitalized Lease Obligation" means the amount of liability as shown on the balance sheet of any Person in respect of a Capital Lease as determined at any date in accordance with GAAP.

"Code" means the Internal Revenue Code of 1986, as amended and any successor statute thereto.

"Compliance Certificate" means the certificate of Borrowers duly executed by an Authorized Representative of Borrowers in the form attached hereto as Exhibit D (or in such other form as Lender may from time to time request) certifying as to compliance or non-compliance with certain provisions of this Agreement.

"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which together with the Borrowers or any Subsidiary, are treated as a single employer under Section 414 of the Code.

"Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

"EBITDA" means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Borrowers.

"Eligible Account" means, each account receivable ("Account") owing by an individual or organization (herein "Account Debtor") to Cycle
Country Iowa which meets the following requirements at the time it comes into existence and continues to meet the same until it is collected in full:

     1. It is genuine and in all respects which it purports to be;

     2. It is created in the ordinary course of the Cycle Country Iowa's business and arises from: (a) the performance of services by the Cycle Country Iowa and such services have been fully performed, acknowledged and accepted by the Account Debtor; or (b) the sale of goods by Cycle Country Iowa, including C.O.D. sales, and such goods have been completed in accordance with Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, and Cycle Country Iowa has possession of, or has delivered to the Lender, at Lender's request, shipping and delivery receipts evidencing such shipment;

     3. It is evidenced by an invoice rendered to the Account Debtor thereunder and is due and payable within 90 days after shipment of inventory referred therein.

     4.	It has not remained unpaid in whole or in part after its due date.

     5.	It is not subject to any prior assignment, claim, lien,
     security interest or encumbrance whatsoever, other than the security interests of the Lender under the Security Agreement;

     6.	It is a valid, legally forceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by the Account Debtor thereunder, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

     7.	There are no proceedings or actions which are then threatened or pending against the Account Debtor which might result in any material adverse change in its financial condition or in its ability to pay any Account in full;

     8.	It does not arise out of a contract or order which, by its
     terms, forbids or makes void or unenforceable the assignment by the Cycle Country Iowa to the Lender of the Account arising with respect thereto;

     9.	The Account Debtor is not a director, officer, employee, agent or subsidiary of either Borrower or an Affiliate of the Borrower.

     10. It is not owing by the United States of America or any department, agency or instrumentality thereof (including, without limitation, the Commodity Credit Corporation) unless the Lender shall have received evidence satisfactory to the Lender of compliance with the Assignment of Claims Act.

     11. The Account Debtor is a resident or citizen of and is located within the United States of America, or is otherwise approved by the Lender in its reasonable discretion on a case by case basis.

     12. It is not an Account arising from a "sale on approval" or a "sale or return."

     13. If more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

     An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Lender at any time or times hereafter determines, in its reasonable discretion, that the prospect of payment or performance by the Account Debtor is or will be impaired, notwithstanding anything to the contrary contained above, such Account shall forthwith cease to be an Eligible Account.

"Eligible Inventory" means, all raw material inventory and finished goods inventory of Cycle Country Iowa which the following requirements and continues to meet the same until it is sold or otherwise dispose of as permitted by this Agreement provided that:

     1. It is not subject to any prior assignments, claims, liens, security interests or encumbrances whatsoever, other than the security interest of the Lender under the Security Agreement;

     2.	It is (except as the Lender may otherwise consent in writing)
     new and unused;

     3.	It is not now and shall not at any time or times hereafter be stored with a bailee, warehouseman or similar party without the Lender's prior written approval, and in such event, Cycle Country Iowa will concurrently therewith cause any such bailee, warehousemen or similar party to issue and deliver to the Lender, in form and substance acceptable to the Lender, warehouse receipts therefor in the Lender's name;

     4.	The Lender has, in it sole and absolute discretion, determined in accordance with the Lender's prudent business practices that it is not unacceptable to the Lender due to age, type, category and/or quantity; provided, in any event it shall not be held longer than one year;

     5.	It does not violate the negative covenants and it does satisfy the positive covenants of Cycle Country Iowa contained in this Agreement relating directly or indirectly to the Cycle Country Iowa's Inventory;

     6.	It has been identified to the Lender in a manner required by the Lender pursuant to the Security Agreement;

     7.	It is located at a location disclosed to and approved by the
     Lender, and if requested by the Lender for any location, any person (other than Cycle Country Iowa) owning or controlling such location shall have waived all right, title and interest in and to such inventory in a manner satisfactory to the Lender; and

     8.	It is not obsolete.

Inventory of Cycle Country Iowa which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

"Environmental Law" means any "Super Fund" or "Super Lien" law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, regulating, relating to or imposing liability or standards concerning any Hazardous Material, as may now or at any time hereafter be in effect, including, without limitation, the following as the same may be amended, or replaced from time to time, and all regulations promulgated thereunder or in connection therewith: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act; the Solid Waste Disposal Act, as amended with the Resource Conservation and Recovery Act; the

Federal Insecticide, Fungicide and Rodenticide Act; the Occupational Safety and Health Act of 1970; and any and all similar state and local statues, laws, ordinances, codes, rules, regulations, orders or decrees, all as amended from time to time.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

"Event of Default" means any event or condition identified in Section
9 hereof.

"GAAP" means generally accepted accounting principles as in effect from time to time applied by the Borrowers on a basis consistent with the preparation of the Borrowers's most recent financial statement furnished to the Lender pursuant to Section 6.4 hereof.

"Hazardous Material" means any hazardous, corrosive, infectious, carcinogenic, mutagenic or toxic waste, substance or material and any other waste, material, substance, pollutant or contaminant, defined as such or defined as any similar term, by, in or for the purposes of the Environmental Laws, and means and includes petroleum products, flammable explosives, radioactive materials or waste, urea-formaldehyde, asbestos or any material containing asbestos or polychlorinated biphenyls.

"Indebtedness for Borrowed Money" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person, and (v) all obligations of such Person on or with respect to letters of credit, banker's acceptance and other evidence of indebtedness representing extensions of credit whether or not representing obligations for borrowed money.

"Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrowers for such period determined on a consolidated basis in accordance with GAAP.

"Lender" is defined in the introductory paragraph of this Agreement.

"Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

"Loans" means the Revolving Credit Loans and the Term Loan.

"Loan Documents" means this Agreement, the Notes and the Security
Documents.

"Loan Value of Eligible Inventory" means the amount of Eligible Inventory stated on the books and records of Cycle Country Iowa in accordance with GAAP (calculated for purposes of this definition on a FIFO basis) or, if less, in connection with finished goods inventory, the current market value of Eligible Inventory based on the prices received by Cycle Country Iowa in its most recent sales.

"Mortgage" is defined in Section 5.2 hereof.

"Net Income" means, with reference to any period, the net income (or net deficit) of the Borrowers for such period as computed in accordance with GAAP, and without limiting the foregoing, after deduction from gross income of all expenses and reserves, but excluding any extraordinary profits and also excluding any taxes on such profits.

"Notes" means the Revolving Credit Note and the Term Note, collectively.

"Obligations" means all obligations of the Borrowers to pay principal and interest on the Loans and all fees and charges payable hereunder, and all other payment obligations of the Borrowers arising under or relating to any Loan Document, in each case, whether direct or indirect absolute or contingent, due or to become due, and whether now existing or hereafter arising and howsoever held, evidenced or acquired.

"Offer to Buy" means the Offer to Buy Real Estate and Acceptance dated August 21, 2001 by and between Cycle Country Iowa and Jimmy D. Danbom and Janice K. Danbom.

"Permitted Liens" as defined in Section 8.12 hereof, and as of the date hereof, described on Schedule 8.12 hereof.

"Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

"Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by the Controlled Group for employees of the Controlled Group or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"Pledge Agreement" is defined in Section 5.3 hereof.

"Prime Rate" means, for any day, the rate most recently published as the "prime rate" in The Wall Street Journal as being the base rate on corporate loans posted by at least 75% of the nation's 30 largest bank (of the average, if more than one rate is published) or as that computation of "prime rate" may be reformulated by The Wall Street Journal in the future, any such reformulation, however, being subject to the approval thereof by the Lender. In the event such prime rate ceases to be published or in the event the Lender does not approve a reformulation, the "Prime Rate" shall mean the rate of interest announced by the Lender from time to time as its respective prime commercial rate or most closely equivalent publicly announced rate, as in effect on such day. No representations are made by the Lender to the Borrowers that the Prime Rate is the lowest, the best or a favorable rate.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, and includes the Acquired Real Property.

"Revolving Credit" is defined in Section 1.1 hereof.

"Revolving Credit Commitment" is defined in Section 1.1 hereof.

"Revolving Credit Note" is defined in Section 1.2 hereof.

"Security Agreement" and "Security Agreements" are defined in Section
5.1 hereof.

"Security Documents" means, collectively, the Security Agreements, UCC financing statements relating thereto, the Mortgage and the Pledge Agreement.

"Security Property" means, collectively, the Property of the Borrowers, now owned or hereafter acquired, all of which Lender has been granted a security interest, lien, mortgage, assignment or other form of encumbrance.

"Stock Purchase Agreement" means that certain Stock Purchase
Redemption Agreement dated August 21, 2001 between the Borrowers, as purchaser and Jimmy Danbom, Janice K. Danbom, and Ronald Hickman, as sellers of all of the outstanding shares of capital stock of Cycle Country Iowa.

"Subordinated Lender" mean, individually or collectively as the case may be Jimmy D. Danbom and Janice K. Danbom.

"Subordination Agreement" means the Subordination Agreement dated as of this same date by and among the Borrowers, the Lender and the Subordinated Lender.

''Subsidiary'' means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interest of which is at the time directly or indirectly owned by the Borrowers.

"Tangible Net Worth" means, as of any time the same is to be determined, the excess of total assets of the Borrowers over total liabilities of the Borrowers, total assets and total liabilities each to be determined on a consolidated basis in accordance with GAAP, excluding, however, from the determination of total assets (i) all notes receivable from officers and employees of the Borrowers (ii) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and
(iii) the write-up of assets above cost.

"Termination Date" means (i) August 25, 2002, if such day in a Business Day, but if not then the Business Day immediately preceding such day, or (ii) such earlier date on which the Revolving Credit is terminated pursuant to Section 9 hereof.

"Term Debt Coverage Ratio" means, with reference to any period, EBITDA divided by the aggregate amount required to be made by the Borrowers in respect to all principal and interest payments on the Term Loan for such period.

"Term Loan" is defined in Section 1.3 hereof.

"Term Note" is defined in Section 1.3 hereof.

"Total Liabilities" means, as of any time the same is to be determined, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a balance sheet of the Borrowers determined on a consolidated basis in accordance with GAAP and in any event including all indebtedness and liabilities of any other Person which the Borrowers may guarantee or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection in the ordinary course of business), all indebtedness and liabilities secured by any Lien on any Property of the Borrowers, whether or not the same would be classified as a liability on a balance sheet, the liability of the Borrowers in respect of banker's acceptances (whether or not matured) and letters of credit (whether or not drawn), and the aggregate amount of rentals or other consideration payable by the Borrowers or any Subsidiary in accordance with GAAP over the remaining unexpired term of all Capital Leases, but excluding reserves and reserves for deferred income taxes and investment credit.

"Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to PBGC or the Plan under Title IV of ERISA.

"Warrants" means, collectively, those certain Common Stock Purchase Warrants of Cycle Country Nevada issued in connection with the public offering of its shares, substantially in the form heretofore delivered to the Lender.

"Welfare Plan" means a "welfare plan", as said term is defined in
Section 3(1) of ERISA.

"Working Capital" means, as of the date of any determination thereof, the current assets of Cycle Country Iowa as of such date, minus the current liabilities of Cycle Country Iowa as of such date, all determined in accordance with GAAP.


Section 4.2.  Interpretation.

The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. All references to time of day herein are references to Des Moines, Iowa, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 5.  SECURITY
--------------------

To secure payment and performance of the Obligations, the Lender shall receive the collateral set forth below:

Section 5.1.  Security Agreement.

Each Borrower shall execute and deliver to the Lender a Security Agreement in a form and content satisfactory to the Lender (individually the "Security Agreement" and collectively the "Security Agreements"), collectively granting Lender a security interest in all Property now or hereafter owned by the Borrowers (including, but not limited to, all accounts, chattel paper, documents, instruments, investment property, inventory, deposit accounts, equipment, fixtures, general intangibles and all proceeds thereof). The Borrowers additionally authorize the Lender to prepare, file and record such financing statements as the Lender may require in order to perfect the security interests granted pursuant to the Security Agreements and such additional documents as may be necessary to grant or perfect a security interest or lien in any now or hereafter owned Property of the Borrowers or requiring special procedures under the Uniform Commercial Code or otherwise.

Section 5.2.  Mortgage.

Cycle Country Iowa shall execute and deliver to the Lender a mortgage in a form and content satisfactory to the Lender (the "Mortgage") granting the Lender a first priority mortgage on the Acquired Real Property.

Section 5.3.  Pledge Agreement.

Ronald C. Hickman, Jimmy D. Danbom, Janice K. Danbom and Cycle Country Nevada shall execute and deliver to the Lender a Pledge Agreement in a form and content satisfactory to the Lender (the "Pledge Agreement") granting the Lender a first priority perfected security interest in all shares of capital stock of Cycle Country Iowa.

Section 5.4.  Further Documentation.

The Borrowers agrees to execute and deliver or cause to be executed or delivered to Lender such security agreements, financing statements, continuation statements, applications for notation of security agreements, financing statements, continuation statements, applications for notation of security interests, title certificates, assignments and other documentation which the Lender shall require from time to time in connection with the attachment, perfection or continuation of any of the security interests, liens, pledges or assignments granted or to be granted to the Lender hereunder.

Section 5.5.  Priority Liens.

The security interests granted to the Lender pursuant to this Section 5 shall be and shall remain of the first priority (subject only to Permitted Liens) at all times while any of the Obligations remain unpaid or unperformed.

Section 5.6.  Cross-Default and Cross-Collateralization.

The Borrowers acknowledge and agree that the Security Property shall secure repayment of all Obligations and that a Default or Event of Default under the terms of any of the Loan Documents shall automatically constitute a Default or Event of Default under all of the Loan Documents, and that Lender may proceed in exercising its rights under the Loan Documents in any order or manner as Lender may choose, the purpose of this Agreement being to cross-default and cross-collateralize all the Loan Documents and all the Obligations.


SECTION 6.  REPRESENTATIONS AND WARRANTIES.
-------------------------------------------

The Borrowers represent and warrant to the Lender as follows:

Section 6.1.  Obligation and Qualification; Merger of Okoboji Industries..

Cycle Country Nevada is duly organized, validly existing and in good standing as a corporation under the laws of the state of Nevada, and Cycle Country Iowa is duly organized, validly existing and in good standing as a corporation under the laws of the State of Iowa. Each of the Borrowers has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. Each of the Borrowers has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to secure its Obligations in accordance with and pursuant to the Security Documents, and to perform each and all of the matters and things herein and therein provided for; and this Agreement and the other Loan Documents do not, nor does the performance or observance by either Borrower of any of the matters or things herein or therein provided for, contravene any provision of law or any charter or by-law provision of either Borrower or any covenant, indenture or agreement of or affecting the Borrowers or any of its Properties. On August 14, 2001 Cycle Country Iowa and Okoboki Industries Corp. filed Articles of Merger pursuant to which Okoboki Industries Corp. was merged with and into the Cycle County Iowa. The Plan of Merger was effective as of August 14, 2001.

Section 6.2.  Subsidiaries.

Neither Borrower has any Subsidiaries on the date hereof.
Concurrently with the funding of the Term Loan and the consummation of the Acquisition, Cycle Country Iowa will become a wholly owned
Subsidiary of Cycle Country Nevada.

Section 6.3.  Margin Stock.

Neither of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any loan hereunder will be used to purchase or carry any such margin stock or extend credit to others for the purpose of purchasing or carrying such margin stock.

Section 6.4.  Financial Reports.

The audited consolidated statement of financial condition of Cycle Country Iowa and Okoboji Industries Corp. as of September 30, 2000 and the related statements of income, retained earnings and cash flows for the fiscal year then ended and accompanying notes thereto, and the unaudited balance sheet of Cycle Country Iowa and Okoboji Industries Corp. as of June 30, 2001 and the related statements of income, heretofore furnished to the Lender, fairly present their financial condition as at said dates and the results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Cycle Country Iowa nor Okoboji Industries Corp. has any contingent liabilities which are material to either of them.

Section 6.5.  No Material Adverse Change.

Since September 30, 2000, there has been no change in the condition (financial or otherwise) or business prospects of the Borrowers or Okoboji Industries Corp., except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse. Since the date of this Agreement, there has been no change in the condition (financial or otherwise) or business prospects of the Borrowers, except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse. No material adverse change in the condition of the Borrowers (financial or in otherwise) or the business prospects of the Borrowers are imminent or threatened.

Section 6.6.  Enforceability.

All necessary corporate or other formal action on behalf of the Borrowers has been take to duly authorize the execution, delivery and performance of this Agreement and the other Loan Documents, and this Agreement and the other Loan Documents are legal, valid and binding obligations of the Borrowers, enforceable against them in accordance with their respective terms.

Section 6.7.  Full Disclosure.

The statements and other information furnished to the Lender in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Lender to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Lender acknowledging that as to any projections furnished to the Lender, the Borrowers only represent that the same were prepared on the basis of information and estimates the Borrowers believed to be reasonable.

Section 6.8.  Litigation.

There is no litigation or governmental proceeding pending, nor to the knowledge of the Borrowers threatened, against the Borrowers or Okoboji Industries Corp. which if adversely determined would result in any material adverse change in the financial condition, Properties, business or operations of the Borrowers, nor are the Borrowers aware of any existing basis for any such litigation or governmental proceeding.

Section 6.9.  Tax Returns.

The United States federal and applicable state income tax returns of Cycle Country Iowa and Okoboji Industries Corp. for the taxable year ended September 30, 2000 and for all taxable years ended prior to said date have been properly filed, and any additional assessments in connection with any such years have been paid.

Section 6.10.  Approvals.

No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrowers or any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrowers of any Loan Document executed by it.

Section 6.11.  Good Title.

Each of the Borrowers has good and defensible title to all of its Property (including, without limitation, the Security Property) reflected on the most recent balance sheets furnished to the Lender (except for sales of assets by the Borrowers each in the ordinary course of its business and other dispositions specifically permitted under this Agreement), subject to no Liens other than Permitted Liens.

Section 6.12.  Affiliates.

Neither Borrower is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to either of them than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.13.  ERISA.

Each of the Borrowers is in compliance in all material respects with ERISA to the extent applicable to it and has received no notice to the contrary from the PBGC or any other governmental entity or agency; and the Borrowers would have no liability to PBGC in respect of unfunded employee benefit plan liabilities if all employee benefit plans covering any officers or employees of the Borrowers had been terminated as of the date hereof.

Section 6.14.  Compliance with Laws.

Each of the Borrowers is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to the Properties or business operations of the Borrowers (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes or substances), non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Borrowers. Neither of the Borrowers has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental or health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, Properties, business or operations of the Borrowers.

Section 6.15.  Other Agreements.

Neither of the Borrowers is in default under the terms the Stock Purchase Agreement, Offer to Buy or any covenant, indenture or agreement of or affecting either of the Borrowers or any of their Properties, which default, if uncured, would have a material adverse effect on its financial condition, Properties, business or operations.

Section 6.16.  No Default.

No Default or Event of Default has occurred or is continuing.

Section 6.17.  Investment Borrowers Act.

Neither of the Borrowers is an "investment company" or a company
"controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18.  Environmental Laws.

Except as otherwise set forth in Schedule 6.18 hereof:

     (a) The Acquired Real Estate and all Properties (including underlying groundwater) owned or leased by the Borrowers or Okoboji Industries Corp. has been, and continues to be, owned or leased by the Borrowers in material compliance with all Environmental Laws.

     (b) There have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by the Borrowers or Okoboji Industries Corp. with respect to any alleged violation of any Environmental Law, (ii) complaints, notices or inquires to the Borrowers or Okoboji Industries Corp. regarding potential liability under any Environmental Law.

     (c) There have been no releases of Hazardous Materials, or under the Acquired Real Estate or any other property now or previously owned or leased by the Borrowers or Okoboji Industries Corp. that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrowers or Okoboji Industries Corp.

     (d) The Borrowers and Okoboji Industries Corp. have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters necessary or desirable for its business.

     (e) Neither Acquired Real Estate or any other property now or previously owned or leased by the Borrowers or Okoboji Industries
Corp. is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up.

     (f) The are no underground storage tanks, active or abandoned, including petroleum storage, tanks, on or under the Acquired Real Property or any property now or previously owned or leased by the Borrowers or Okoboji Industries Corp. that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrowers or Okoboji Industries Corp.

     (g) Neither the Borrowers nor Okoboji Industries Corp. has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrowers or Okoboji Industries Corp. for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

     (h) There are no polychlorinated biphenyls or friable asbestos present in the Acquired Real Property or any Property now or previously owned or leased by the Borrowers or Okoboji Industries Corp. that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrowers or Okoboji Industries Corp.

     (i) No conditions exist at, on or under the Acquired Real Property or any Property now or previously owned or leased by any of the Borrowers or Okoboji Industries Corp. which, with the passage of time, or the giving of notice of both, would give rise to liability under any Environmental Law.

Section 6.19.  Solvency.

The Borrowers are each solvent, able to pay their debts as they become due, and have sufficient capital to carry on their businesses and all businesses in which they are to engage. Immediately following consummation of the Acquisition and the payment by the Borrowers of the amounts owing under the Stock Purchase Agreement and the Offer to Buy, the Borrowers will be solvent, will be able to pay their debts as they become due, and will have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20.  Stock Purchase Agreement; Offer to Buy.

The Borrowers have heretofore delivered to the Lender a true and correct copy of the Stock Purchase Agreement and Offer to Buy and all exhibits thereto, and the same has not been amended or modified in any respect. The Borrowers has all necessary corporate right, power and authority to consummate the transactions contemplated by the Stock Purchase Agreement and Offer to Buy and to perform and observe all of its obligations thereunder. None of the parties to the Stock Purchase Agreement or Offer to Buy is in default in any of its respective obligations thereunder.

Section 6.21.  Trademarkes, Franchises, and Licenses.

The Borrowers own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how and confidential commercial and proprietary information to conduct their businesses as now conducted, and except as disclosed in Schedule 6.21 hereof, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.
Section 6.22  Governmental Authority and Licensing.
The Borrowers have received all licenses, permits, and approvals of all Federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a material adverse effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit, or approval is pending or, to the knowledge of the Borrowers, threatened.

SECTION 7.  CONDITIONS PRECEDENT.
---------------------------------

The obligation of the Lender to make the Term Loan and any Revolving Credit Loan pursuant hereto shall be subject to the following conditions precedent:

Section 7.1.  All Advances.

As of the time of the making of the Term Loan and each Revolving
Credit Loan (including the initial Loan) hereunder:

     (a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

     (b) the Borrowers shall be in full compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing;

     (c) if in the case of any request for a Revolving Credit Loan, after giving effect to the making of such Loan the aggregate principal amount of all Revolving Credit Loans shall not exceed the lesser of
(i) the Borrowing Base and (ii) the Revolving Credit Commitment;

     (d) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Lender (including, without limitation, Regulation U of the Board of Governors of the Federal
Reserve System) as then in effect.

The execution and delivery of the Notes and each request for any Loan pursuant hereto shall be deemed to be a representation and warranty by the Borrowers on the date of such event as to the facts specified in subsections (a) through (d) of this Section.

Section 7.2.  Initial Advance.

At or prior to the making of the Term Loan and the initial Revolving Credit Loan hereunder, the following conditions precedent shall also have been satisfied:

     (a) the Lender shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Lender:

          (i) this Agreement;

          (ii) the Notes;

          (iii) the Mortgage;

          (iv) the Pledge Agreement;

          (v) the Security Agreements;

          (vi) the UCC financing statements to be filed against the Borrowers;

          (vii) the other Security Documents;

          (viii) an incumbency certificate containing the name, title and genuine signatures of each of the Borrowers' Authorized Representatives;

          (ix) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents and the Acquisition to the extent the Lender or its counsel may reasonably request.

          (x) a solvency certificate regarding the solvency of the Borrowers following the Acquisition.

          (xi) the terms of the contingent subordinated liability under the Offer to Buy have been reviewed and approved by the Lender; and the Lender shall have entered into an effective Subordination Agreement in a form and substance satisfactory to the Lender;

     (b) legal matters incident to the execution and delivery of this Agreement, the other Loan Documents and to the transactions contemplated hereby and thereby, shall be satisfactory to the Lender and its counsel; and the Lender shall have received the favorable written opinions of counsel from the Borrowers in form and substance satisfactory to the Lender and its counsel;

     (c) the Lender shall have received such valuations and certifications as it may require in order to satisfy itself as to the financial condition of the Borrowers, and the lack of contingent liabilities of the Borrowers;

     (d) the Lender shall have received a Borrowing Base Certificate showing the computation of the Borrowing Base as of the date of the making of the initial Revolving Credit Loan hereunder, and which evidences that the Borrowing Base is then in excess of the Revolving Credit Loans to be outstanding hereunder;

     (e) the Lender shall have received copies of the articles of incorporation and bylaws of each of the Borrowers, certified in each instance by its secretary or assistant secretary;

     (f) the Lender shall have received copies of resolutions of the Board of Directors and the Shareholders, as required of the Borrowers authorizing the execution and delivery and performance of the Stock Purchase Agreement, Offer to Buy, this Agreement and the other Loan Documents together with specimen signatures of the persons authorized to execute such documents, all certified by its secretary of its assistant secretary.

     (g) the Lender shall have received assurances reasonably satisfactory to it that all conditions precedent to the consummation of the Acquisition shall have been satisfied except for the Lender's funding of the purchase price for the Acquisition and that immediately after given effect to the Acquisition, all representations and warranties by the Borrowers herein would remain true and correct in all material respects and no Default or Event of Default would occur or be continuing

     (h) the capital and corporate structure of the Borrowers shall be satisfactory to the Lender

     (i) the Lender shall have received the Articles of Merger and the favorable written opinion or opinions of counsel to Cycle Country Iowa, in a form and substance satisfactory to the Lender, with respect to the merger of Okoboji Industries Corp. with and into Cycle Country Iowa.

     (j) the Lender shall have received a good standing certificate for the Borrowers and (dated as of the date no earlier than thirty
(30) days prior to the date hereof) from the Office of the Secretary of State of Iowa and Nevada, and the Secretary of State of each other state in which either is qualified to do business as a foreign corporation dated no earlier than thirty (30) days prior to the date hereof;

     (k) the Lender shall have received such other agreements, instruments documents, certificates and opinions as the Lender may reasonable request; and

     (l) Lender shall have received UCC termination statements and mortgage releases as shall be necessary to provide to the Lender a first priority interest in the Security Property, subject only to those Permitted Liens, if any, set forth on Schedule 8.12.

     (m) the Borrowers shall have provided to the Lender the closing documents and agreements relating to the consummation of the Acquisition, including the Acquired Real Property, all of which shall be satisfactory to the Lender, including the total acquisition price of the Acquisition, and all legal matters incident to the closing of the Acquisition shall be satisfactory to the Lender and its counsel.

The execution and delivery of the Notes and the request of the Term Loan and initial Revolving Credit Loan pursuant hereto shall be and constitute a representation and warranty by the Borrowers that each of the conditions set forth in this Section 7.2 will be satisfied as of the date of the initial Loan hereunder.

Section 7.3.  Post Closing Deliveries.

Not later than fifteen (15) calendar days following the making of the initial Term Loan hereunder, the Borrowers shall deliver or cause to be delivered to the Lender the following (each to be properly executed and completed and approved as to form and substance by the Lender):

     (a) a final title opinion from David J. Stein, Sr. in form and substance acceptable to the Lender to the effect that the lien of the Mortgage is a valid first priority lien subject to no defects or objections which are unacceptable to the Lender;

    (b) financing statement, tax and judgment lien search results against the property of the Borrowers in each case evidencing the absence of Liens on their respective Property except as permitted by
Section 8.12 hereof.

    (c) as soon as possible following the acquisition by Cycle
Country Nevada of the remaining outstanding shares of Cycle Country Iowa, Cycle Country Nevada shall deliver a certificate or certificates evidencing such shares to the Lender, together with stock powers in blank, in accordance with the provisions of the Pledge Agreement.

SECTION 8.  COVENANTS.
----------------------

The Borrowers agree that, so long as any amount remains unpaid on the Notes or any Revolving Credit is available to or in use by the Borrowers hereunder, except to the extent compliance in any case is waived in writing by the Lender:

Section 8.1.  Existence, Etc.

Each of the Borrowers shall preserve and maintain its existence at all times preserve and maintain its existence as corporation. The
Borrowers will preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its respective business.

Section 8.2.  Maintenance of Properties.

The Borrowers shall maintain, preserve and keep their respective Properties in good repair, working order and condition (ordinary wear and tear excepted) and will from time to time make all needful and proper repairs, renewals replacements, additions and betterments thereto so that at all time the efficiency thereof shall be fully preserved and maintained in accordance with prudent business practices.

Section 8.3.  Taxes and Assessments.

The Borrowers shall duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against them or against their Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and before appropriate proceedings and adequate reserves are provided therefor.

Section 8.4.  Insurance.

The Borrowers shall insure and keep insured in good and responsible insurance companies, all insurable Property owned by either of them which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards or risks as are insured by Persons similarly situated and operating like Properties; and the Borrowers shall insure such other hazards and risks (including employers' and public liability risks) in good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrowers will upon request of the Lender furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5.  Financial Reports.

The Borrowers shall maintain a standard and modern system of accounting in accordance with GAAP and will furnish to the Lender and its duly authorized representatives such information respecting its respective business and financial condition as the Lender may reasonably request; and without any request, will furnish to the
Lender:

     (a) monthly, within 15 days of the last day of the preceding month, a Borrowing Base Certificate in the form attached hereto as Exhibit C showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of the preceding month, prepared by Cycle Country Iowa and certified to by the Chief Financial Officer of Cycle Country Iowa;

     (b) as soon as available quarterly, and in any event within 45 days after the close of each fiscal quarter, a copy of the statement of financial condition as of the last day of such fiscal quarter and the statements of income of the Borrowers all in reasonable detail for such period then ended, prepared by the Borrowers on a consolidated and consolidating basis in accordance with GAAP, certified to by the Chief Financial Officer of the Borrowers, and reviewed by the Borrowers's independent public accountants;

     (c) as soon as available, and in any event within 120 days after the close of each fiscal year of the Borrowers, a copy of the audited statement of financial condition of the Borrowers as of the close of such fiscal year and statements of income, retained earnings and cash flows of the Borrowers for such period then ended prepared on a consolidated and consolidating basis , and accompanying notes thereto, all in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of a firm of independent public accountants, selected by the Borrowers and satisfactory to the Lender, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the financial condition of the Borrowers as of the close of such fiscal year and the results of operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

     (d) promptly after knowledge thereof shall have come to the attention of any responsible officer of either of the Borrowers, (i) written notice of any threatened or pending litigation or governmental proceeding against either of the Borrowers which, if adversely determined, would materially adversely effect the financial condition, Properties, business or operations of either of the Borrowers or (ii) the occurrence of any Default or Event of Default hereunder;

     (e) within 45 days after the end of each fiscal quarter, a Compliance Certificate in the form attached hereto as Exhibit D stating the Borrowers' compliance or non-compliance with each of the financial covenants set forth in this Agreement, accompanied by the appropriate calculations;

     (f) promptly after receipt thereof, any written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrowers' operations and financial affairs given to it by its independent public accountants; and

     (g) as soon as available and in any event within sixty (60) days prior to the end of each fiscal year of the Borrowers, a copy of the Borrowers's business plan and budget for the following year, such business plan and budget to show the Borrowers's projected revenues, expenses and balance sheet on a month by month basis, and such business plan and budget to be in reasonable detail prepared by the Borrowers and in a form satisfactory to the Lender.

     (h) monthly, accompanying each Borrowing Base Certificate, an aging of accounts receivable report in reasonable detail as of the close of business on the last day of such month, prepared by Cycle Country Iowa and certified to by the Chief Financial Officer of the Borrowers in form satisfactory to the Lender.

     (i) with reasonable promptness, such other data and information relating to business, operations, affairs, financial condition, assets or properties of the Borrowers or relating to the ability of the Borrowers to perform their obligations hereunder, under the Notes or the Security Documents as from time to time may be reasonably requested by the Lender.

Each of the financial statements furnished to the Lender pursuant to clauses (a) and (b) of this Section shall be accompanied by (i) a written certificate signed by the Chief Financial Officer of the Borrowers to the effect that to the best of the chief financial officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrowers to remedy the same, and
(ii) a certificate of the accountants stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default or, if any such Event of Default or Default exists, specifying the nature and period of existence thereof. Such certificate shall also set forth the calculations supporting such statements.

Section 8.6.  Inspection and Field Audit.

The Borrowers will permit the Lender and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Borrowers, to examine and make copies of the books of accounts and other financial records of the Borrowers, and to discuss the affairs, finances and accounts of the Borrowers with, and to be advised as to the same by, its officers and independent public accountants (and by this provision the Borrowers authorizes such accountants to discuss with the Lender the finances and affairs of the Borrowers) at such reasonable time and reasonable intervals as the Lender may designate. The Borrowers shall pay or reimburse the Lender for all costs relating to such inspections provided if no Event of Default or Default exists that the reimbursable costs and expenses shall be limited to $4,000 each calendar year.

Section 8.7.  Term Debt Coverage Ratio.

The Borrowers will, at the last day of each fiscal quarter, maintain the Term Debt Coverage Ratio for the preceding four (4) fiscal quarters of the Borrowers then ended of not less than 1.20 to 1.0.

Section 8.8.  Maximum Leverage Ratio.

The Borrowers will at all times maintain a ratio of Total Liabilities to Tangible Net Worth of not more than:


          From 9/30/01 to and including 9/30/02      3.0 to 1.0

          From 10/1/02 and thereafter                1.75 to 1.0


8.9  Working Capital.

Cycle Country Iowa will, as at the last day of each fiscal quarter, maintain Working Capital of at least $1,900,000.

8.10.  Capital Expenditures.

Without the prior written approval of the Lender, neither Borrower will expend or become obligated for any particular Capital Expenditure in an amount in excess of $150,000, and shall provide prompt notice to Lender when and if any particular Capital Expenditure exceeds
$100,000.

8.11  Indebtedness for Borrowed Money.

Each Borrower agrees that it will not issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided however, that the foregoing provisions shall not restrict nor operate to prevent:

     (a) the Obligations of the Borrowers owing to the Lender under this Agreement;

     (b) Capital Lease Obligations and purchase money indebtedness secured by Liens permitted by Section 8.12(e) hereof in an aggregate amount not to exceed $100,000 at any one time outstanding.

Section 8.12.  Liens.

Each Borrower agrees that it will not create, incur or permit to exist any Lien of any kind on any Property now or hereafter owned by either of the Borrowers other than those liens and encumbrances described in
Schedule 8.11 hereto and the following ("Permitted Liens"):

     (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrowers is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been established therefor;

     (b) mechanics', workmen's, materialmen's, landlords', carriers', warehousemen's or other similar Liens arising in the ordinary course or business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the Lien;

     (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrowers secured by a pledge of assets permitted under this clause, including interest and penalties thereon, if any, shall not be in excess of $50,000 at any one time outstanding;

     (d) the Liens granted in favor of the Lender by the Borrowers under this Agreement and the Security Documents;

     (e) purchase money Liens securing indebtedness by the vendor in respect of equipment now or hereafter acquired by the Borrowers (not extending to any other Property), or Liens on equipment so acquired (not extending to any other Property) existing at the time of acquisition thereof, or renewals, extensions and refundings of any such Liens (not extending to any other Property) provided that the principal amount of indebtedness secured by any such Lien shall not exceed 80% of the cost or fair market value, whichever is less, of the Property covered by such Lien at the time of the creation thereof or the acquisition of such Property;

     (f) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, as to which Borrowers shall, if appropriate under GAAP, have set aside on their books and records adequate reserves;

     (g) Zoning restrictions and other Liens and encumbrances on Property which do not (a) materially impair the use of such Property, or (b) materially lessen the value of such Property; and

     (h) the second mortgage referred to in the Offer to Buy, granted by Cycle Country Iowa in favor of the Subordinated Lender.

Section 8.13.  Investments, Acquisitions, Loans, Advances and Guaranties.

Each Borrower agrees that it will not directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets of business of any other Person, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Persons; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

     (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

     (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 Standard & Poor's
Corporation maturing within 270 days of the date of issuance thereof;

     (c) investments in certificates of deposit issued by the Lender;

     (d) endorsement of items for deposit or collection in the ordinary course of business;

     (e) advances to the offices and employees in the aggregate amount of up to $25,000 during any fiscal year for travel and business related expenses in the ordinary course of business; and

     (f) the Acquisition.

Section 8.14.  Sales and Leasebacks.

Each Borrower agrees that it will not enter into any arrangement with any bank, insurance company or any other lender or investor providing for the leasing by either of the Borrowers of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to the Lender or investor.

Section 8.15.  Dividends and Other Restricted Payments.

Cycle Country Iowa shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of Cycle Country Iowa, or purchase, redeem or otherwise acquire for value any shares of any class of capital stock of Cycle Country Iowa or any warrants, rights or options to acquire any such shares, now or hereafter outstanding.

Cycle Country Nevada shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of Cycle Country Nevada, or purchase, redeem or otherwise acquire for value any shares of any class of capital stock of Cycle Country Nevada or any warrants, rights or options to acquire any such shares, now or hereafter outstanding.

Section 8.16.  Mergers, Consolidations and Sales.

Without the Lender's prior written consent, neither of the Borrowers will be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property (except for sales of inventory in the ordinary course of business), or any event sell or discount (without or without recourse) any of its notes or accounts receivable. The term "substantial" as used herein shall mean the sale, lease or other disposition of Property in any fiscal year of 10% of its Net Worth determined as of the end of the immediately preceding fiscal year.

Section 8.17.  ERISA.

The Borrowers will promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Borrowers will promptly notify the Lender of (i) the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrowers of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrowers with respect to any post-retirement Welfare Plan benefit.

Section 8.18.  Burdensome Contracts With Affiliates.

The Borrowers will not enter into any contract, agreement or business arrangement with any of their Affiliates on terms and conditions which are less favorable to the Borrowers than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.19.  No Changes in Fiscal Year.

The Borrowers will not change their fiscal year from its present basis without the prior written consent of the Lender.

Section 8.20.  Formation of Subsidiaries.

Each of the Borrowers agrees that it will not form or acquire any Subsidiary (except pursuant to the Acquisition) without the prior written consent of the Lender. If any person becomes a Subsidiary of either of the Borrowers after the date of this Agreement, the Borrowers will promptly cause such person to:

     (1) become a co-maker by executing and delivery to the Lender of such documents as the Lender may require,

     (2) provide the Lender such other documents or instruments as Lender reasonably requests, including obligating itself to all of the terms and conditions of the Loan Documents.

Section 8.21.  Compliance with Laws.

The Borrowers will comply in all material respects with the requirements of all federal, state and local laws, rules, regulations and orders applicable to or pertaining to the Properties or business operations of the Borrowers including, but not limited to, all applicable environmental, hazardous waste or substance, toxic substance and underground storage laws and regulations, and the Borrowers will obtain any permits, licenses, buildings, improvements, fixtures, equipment or Property required by reason of any applicable environmental, hazardous waste or substance, toxic substance or underground storage laws or regulations.

Section 8.22.  Amendment to Articles of Incorporation and Bylaws.

Neither of the Borrowers will amend its articles of incorporation or bylaws if any such amendment alone or in conjunction with any other amendment or amendments would have a material adverse affect on the ability of the Borrowers to discharge its obligations to Lender or on the ability of Lender to collect, realize upon, or enforce payment of any obligation to the Borrowers to Lender. The Borrowers shall furnish to the Lender a copy of any amendment to the articles of incorporation or bylaws.

Section 8.23.  Use of Proceeds.

The proceeds of the Revolving Credit Loans will be used for working capital and otherwise for use in the ordinary course of business of the Cycle Country Iowa. The proceeds of the Term Loan shall be used to finance the Acquisition.

Section 8.24.  Eligible Accounts and Eligible Inventory.

If any of the Cycle Country Iowa Accounts shall have arisen or shall arise out of contracts with the United States or any State, County, City, or other governmental body, or any department, agency or instrumentality thereof, the Cycle Country Iowa will immediately notify the Lender thereof in writing and will execute any instruments and take any action required by the Lender in order that all monies due and to become due under any such contract shall be assigned to the Lender and notice thereof given to any such Account Debtor, as required by applicable law, and the Lender is hereby irrevocably authorized to act as the Cycle Country Iowa agent (and attorney-in-fact) to execute any such instruments and take any such action.

Each Account or item of Inventory which the Cycle Country Iowa shall, expressly or by implication, request Bank to classify as an Eligible Account or as Eligible Inventory, respectively, will, as of the time when such request is made, conform in all respects to the requirements of such classification set forth in the respective definitions of "Eligible Account" and "Eligible Inventory" herein.

Section 8.25.  Bank Accounts.

The Borrowers shall at all times maintain their primary banking accounts (concentration and disbursement accounts) with Lender.

Section 8.26.  Subordinated Debt.

The Borrowers will not:

     (a) make any payment to the Subordinated Lender which would be prohibited by the terms of the Subordination Agreement;

     (b) take or omit to take any action if as a result of such action or omission would cause the contingent liability under the Offer to Buy to arise; or

     (c) omit to give the Lender prompt notice of any notice received from the Subordinated Lender or of any default under the Offer to Buy or the second mortgage by reason whereof the contingent liability under the Offer to Buy might become or be declared to be due and payable.

SECTION 9.  EVENTS OF DEFAULT AND REMEDIES
------------------------------------------

Section 9.1.  Events of Default.

Any one or more of the following shall constitute an "Event of Default" hereunder:

     (a) default in the payment when due (whether by lapse of time, acceleration or otherwise) of any principal on the Notes, or default in payment for more than five (5) Business Days of the due date thereof of any interest on the Notes or any fee or other Obligation payable by the Borrowers hereunder or under any other Loan Document; or

     (b) default in the observance or performance of any covenant set forth in Sections 8.7 through 8.16 (inclusive) (other than Section 8.9 which shall be governed by the Borrowers's Agreement in Section 3.3) and Section 8.25 hereof; or default in the observance or performance of any other covenant set forth in Section 8 for more than five (5) Business Days; or

     (c) default in the observance or performance by Borrowers, of any term of any Security Documents beyond any applicable grace period set forth therein; or

     (d) default in the observance or performance of any other provision hereof, or of any other Loan Document which is not remedied or waived within thirty (30) days after written notice thereof to the Borrowers by the Lender; or

     (e) any representation or warranty made by the Borrowers herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

     (f) any event occurs or condition exists (other than those described in clauses (a) through (e) above) which is specified as an event of default under any of the other Loan Documents, or any Loan Document shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void; or

     (g) default shall occur under any evidence of Indebtedness for Borrowed Money issued, assumed, or guaranteed by the Borrowers having an outstanding balance of $50,000 or more, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

     (h) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $50,000 shall be entered or filed against either of the Borrowers or against any of its Property and remains unvacated, unbonded or unstayed for a period of 30 days; or

     (i) the Borrowers or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000 which its shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA (or similar provision of foreign law); or notice of intent to terminate a Plan or Plans have aggregate Unfunded Vested Liability in excess of $50,000 (collectively, a "Material Plan'') shall be filed under Title IV OF ERISA (or similar provision of foreign law by the Borrowers or any member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrowers, or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA (or similar provision of foreign law) and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

     (j) any change shall occur in the financial condition of the Borrowers which would have a material adverse effect on the ability of the Borrowers to repay any Obligations; or

     (k) a material default or breach (however defined) by either of the Borrowers shall occur with respect to any lease, agreement, obligation or indebtedness of either of the Borrowers or any Subsidiary and such default or breach shall continue for more than a period of grace, if any, specified therein (for this purpose, "material" shall mean a default or breach giving rise to a potential liability of $50,000 or more); or

     (l) default shall occur under the Offer to Buy or the Subordination Agreement

     (m) either of the Borrowers or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointments or proceeding described in Section 9.l(n) hereof; or

     (n) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for either of the Borrowers or any substantial part of any of its Property, or a proceeding described in
Section 9.1(m)(v) shall be instituted against either of the Borrowers or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty
(60) days.

Section 9.2.  Non-Bankruptcy Default Remedies.

When an Event of Default described in clauses (a) through (l), both inclusive, of Section 9.1 has occurred and is continuing, the Lender may, in each case, by notice to the Borrowers, take either or both of the following actions:

     (a) terminate the obligation of the Lender to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice; and

     (b) declare the principal of and the accrued interest on any Note then outstanding to be forthwith due and payable and thereupon such Note, including both principal and interest and all fees, charges and other amounts payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind.

Section 9.3.  Bankruptcy Default Remedies.

When any Event of Default described in clauses (m) or (n) of Section
9.1 has occurred and is continuing, then the Notes then outstanding, including both principal and interest and all fees and charges payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate.

SECTION 10.  MISCELLANEOUS.
---------------------------

Section 10.1.  Holidays.

If any payment of principal or interest on any Note or any fee hereunder shall fall due on day which is not a Business Day, principal together with interest at the rate the Note bears for the period prior to maturity or any fee at the rate such fees accrues shall continue to accrue from the stated due date thereof to and including the next succeeding Business Day, on which the same is payable.

Section 10.2.  No Waiver, Cumulative Remedies.

No delay or failure on the part of the Lender or any Lender or on the part of any other holder of any Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise hereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Lender, are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.3.  Waivers, Modifications and Amendments.

Any provision hereof or of the Notes may be amended, modified, waived or released and any Default or Event of Default and its consequences may be rescinded and annulled upon the written consent of the Lender. No amendment, modification or waiver any provision of the Loan Documents shall be effective without the prior written consent of the Lender.

Section 10.4.  Costs and Expenses.

The Borrowers agree to pay on demand the reasonable costs and expenses of the Lender in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Lender, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated), and all costs and expenses (including reasonable attorneys' fees), if any, incurred by the Lender or any other holders of a Note in connection with a default under or the enforcement of this Agreement, any other Loan Documents or any other instrument or document to be delivered hereunder or thereunder. Provided, however, the foregoing shall not include salaries, travel expenses and other overhead of Lender's employees. The Borrowers agree to indemnify and save the Lender harmless from any and all direct liabilities, losses, costs and expenses (collectively, "indemnified liabilities") incurred by the Lender in connection with any action, suit or proceeding brought against the Lender by any Person (but excluding attorneys' fees for litigation solely between the Lender to which the Borrowers is not a party) which arises out of the transactions contemplated or financed hereby or out of any action or inaction by the Lender hereunder or thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The provisions of this Section shall survive payment of the Obligations.

Section 10.5.  Documentary Taxes.

The Borrowers agree to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement, the Notes, or the other Loan Documents including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 10.6.  Survival of Representations.

All representations and warranties made herein or in any other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents and shall continue in full force and effect with respect to the date as of which they were made as long as any Loans or Revolving Credit Commitment is in use or available hereunder.

Section 10.7.  Survival of Indemnities.

All indemnities and other provisions relative to reimbursement to the Lender of amounts sufficient to protect the yield of the Lender with respect to the Loans shall survive the termination of this Agreement and the payment of the Obligations.

Section 10.8.  Notices.

Except as otherwise specified herein, all notices hereunder shall be in writing (including cable or telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

           To the Borrowers at:

           Cycle Country Accessories Corporation
           2188 Hwy. 86
           Milford, Iowa  51351
           Attn:  President
           Telephone:  (712) 338-2701
           Facsimile:   712-338-2601

          To Lender:

          Bank Midwest, Minnesota Iowa, N.A.
          1102 Sanborne Avenue
          P.O. Box 979
          Okoboji, Iowa  51355
          Attention:  Curt Johnson
          Telephone:  (712) 332-7000
          Facsimile:  (712) 332-7049

Each such notice, request or other communication shall be effective
(i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, five
(5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or
(iii) if given by any other means, when delivered at the addresses specified in this Section.

Section 10.9.  Headings.

Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

Section 10.10.  Severability of Provisions.

Any provision of this Agreement, which is unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the Notes may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and the Notes are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the Notes invalid or unenforceable.

Section 10.11.  Counterparts.

This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.12.  Set-off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Lender is hereby authorized by the Borrowers at any time and from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by the Lender to or for the credit or the account of either of the Borrowers, whether or not matured, against and on account of the Obligations of the Borrowers to the Lender, including, but not limited to the , all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) the Lender shall have made any demand hereunder or (b) the principal of or interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said Obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.13.  Binding Nature, Governing Law, Etc.

This Agreement shall be binding upon the Borrowers and their respective successors and assigns, and shall inure to the benefit of the Lender and the benefit of its successors and assigns, including any subsequent holder of an interest in the Notes. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with the internal laws of the State of Iowa without regard to principles of conflicts of laws. The Borrowers may not assign their rights hereunder without the written consent of the Lender.

Section 10.14.  Entire Understanding.

This Agreement, together with the Notes and the other Loan Documents, constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.15.   Participation.

The Lender may grant participation in its extensions of credit hereunder to any other bank or other lending institution.

Section 10.16.  Confidentiality.

The Lender shall hold in confidence any material information delivered or made available to it by the Borrowers expressly designated by the Borrowers as nonpublic. The foregoing to the contrary notwithstanding, nothing herein shall prevent the Lender from disclosing any information delivered or made available to it by the Borrowers (i) to any other Person if reasonably incidental to the administration of the credit contemplated hereby, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority, (iv) which has been publicly disclosed other than as result of a disclosure by the Lender which is not permitted by this Agreement, (v) in connection with any litigation to which the Lender, or any of their respective Affiliates may be a party, along with the Borrowers, or any of its respective Affiliates, (vi) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement, the other Loan Documents or otherwise, (vii)) to the Lender's legal counsel and financial consultants and independent auditors, and (viii) to any actual or proposed participant or assignee of all or part of its rights under the credit contemplated hereby provided such participant or assignee agrees in writing to be bound by the duty of confidentiality under this Section to the same extent as if it were a Lender hereunder.

Section 10.17.  Waiver of Jury Trial.

THE LENDER AND THE BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER OBLIGATIONS, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDER AND THE BORROWERS ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

Section 10.18.  Joint and Several Liability of Borrowers.

Each of the Borrowers acknowledge and agree that each of them shall be jointly and severally liable for repayment of all of the Obligations hereunder and all other indebtedness, obligations, agreements, warranties, representations, covenants and undertakings on the part of the Borrowers under this Agreement, any of the other Loan Documents or any other instrument, affidavit or writing submitted in connection with this Agreement.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Cycle Country Accessories Corporation       Bank Midwest, Minnesota Iowa, N.A.

By: /s/ Ronald C. Hickman                   By: /s/ Curt Johnson
   ----------------------------------           ------------------------------
    Ronald C. Hickman, President              Curt Johnson, Sr. Vice President



Cycle Country Accessories Corp.

By: /s/ Ronald C. Hickman
   ----------------------------------
    Ronald C. Hickman, President

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